EXHIBIT 3.1

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED BYLAWS
OF
SINOHUB, INC
(a Delaware Corporation)

           This Amendment No. 1 is made to the SinoHub, Inc. Amended and Restated Bylaws (the “Bylaws”) effective February 12, 2009.

Amendment to Reflect Name Change

           In the Bylaws, the name “Liberty Alliance, Inc.” is hereby deleted each place it appears and the name “SinoHub, Inc.” is inserted in lieu thereof in each such place.

Amendment to Section 1.1 of the Bylaws

           Section 1.1 of the Bylaws is hereby amended and restated to read in its entirety as follows:

           “Section 1.1 Principal Office.  The principal office for the transaction of the business of the Corporation shall be 6/F, Building 51, Road 5, Qiongyn Blvd., Technology Park, Nanshan District, Shenzhen, People’s Republic of China 518057, or otherwise as set forth in a resolution adopted by the Board.”

Amendment to Section 3.2 of the Bylaws

           Section 3.2 of the Bylaws is hereby amended and restated to read in its entirety as follows:

           “Section 3.2 Number and Term of Office.  The number of directors which shall constitute the entire Board shall be determined by resolution of the Board.  Each director shall hold office until the next annual meeting of the stockholders of the Corporation or until his or her successor shall have been elected and qualified, or until his or her earlier death, resignation or removal.  Directors need not be stockholders.”

Amendment to Section 3.6 of the Bylaws

           Section 3.6 of the Bylaws is hereby amended and restated to read in its entirety as follows:

           “Section 3.6 Vacancies.  Except as otherwise provided in the Certificate of Incorporation, any vacancy in the Board, whether because of death, resignation, disqualification, an increase in the number of directors, removal, or any other cause, may be filled by vote of the majority of the remaining directors, although less than a quorum.  Directors chosen under this section shall hold office until the next annual meeting of the stockholders of the Corporation or until their successors shall have been elected and qualified, or until their earlier death, resignation or removal.  No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.”

As amended herein, the Bylaws shall remain in full force and effect.